                                                                EXHIBIT 10.7




                              EMPLOYMENT AGREEMENT


                                 by and between


                                 PNC BANK CORP.

                                      and

                               GARRY J. SCHEURING


                         Dated as of December 29, 1995

                                 CONFORMED COPY
                               TABLE OF CONTENTS

SECTION                                                      Page
1.  Employment .............................................  1

2.  Term ...................................................  1

3.  Position and Duties ....................................  1

4.  Place of Performance ...................................  1

5.  Compensation and Related Matters .......................  1
          (a)  Base Salary .................................  1
          (b)  Bonuses .....................................  2
          (c)  Expenses ....................................  2
          (d)  Other Benefits ..............................  2
          (e)  Vacation ....................................  2
          (f)  Services Furnished ..........................  2

6.  Offices ................................................  2

7.  Termination ............................................  2
          (a)  Death .......................................  2
          (b)  Disability ..................................  2
          (c)  Cause .......................................  2
          (d)  Good Reason .................................  3

8.  Termination Procedure ..................................  3
          (a)  Notice of Termination .......................  3
          (b)  Date of Termination .........................  3
          (c)  Compensation During Dispute .................  3

9.  Compensation upon Termination or During Disability .....  4
          (a)  Disability; Death ...........................  4
          (b)  By Executive for Good Reason or by the
                 Company without Cause .....................  4
          (c)  By Company for Cause or by the
                 Executive Other than for Good Reason ......  5
          (d)  Compensation Plans ..........................  5
          (e)  Time of Payments ............................  5

10. Mitigation .............................................  6

11. Confidential Information; Noncompetition Requirement ...  6
          (a)  Confidential Information ....................  6
          (b)  Noncompetition Requirement ..................  6

12. Successors; Binding Agreement ..........................  6
          (a)  Company's Successors ........................  6
          (b)  The Executive's Successors ..................  6

13. Notice .................................................  7

14. Miscellaneous ..........................................  8

15. Validity ...............................................  8

16. Counterparts ...........................................  8

17. Entire Agreement .......................................  8

                             INDEX OF DEFINED TERMS

Term                                                     Where Defined
----                                                     -------------
Annual Bonus ........................................    Section 5(b)
Base Salary..........................................    Section 5(a)
Board................................................    Introduction
Cause................................................    Section 7(c)
Code.................................................    Section 9(b)
Company..............................................    Introduction
Date of Termination..................................    Section 8(b)
Disability...........................................    Section 7(b)
Disability Period....................................    Section 9(a)
Effective Date.......................................    Section 2
Employment Period....................................    Section 2
Executive............................................    Introduction
Good Reason..........................................    Section 7(d)
Incentive Plan.......................................    Section 5(b)
Merger...............................................    Introduction
Midlantic............................................    Introduction
Notice of Termination................................    Section 8(a)
Restricted Region....................................    Section 11(b)
Retirement Plan......................................    Section 9(b)
Severance Payment....................................    Section 9(b)
Tax Counsel..........................................    Section 9(b)

                              EMPLOYMENT AGREEMENT

     AGREEMENT, dated December 29, 1995 and effective as of the Effective Date (as defined in Section 2 hereof) by and between Garry J. Scheuring (the "Executive"), and PNC Bank Corp., a Delaware corporation (the "Company").

     WHEREAS, the Executive is the Chief Executive Officer of Midlantic Corporation, a New Jersey corporation ("Midlantic"); and

     WHEREAS, the Company, PNC Bancorp., Inc. and Midlantic have entered into an Agreement and Plan of Merger, dated July 10, 1995 (the "Merger Agreement"), pursuant to which the Company will be the surviving corporation of the merger contemplated thereby (the "Merger"); and

     WHEREAS, upon consummation of the Merger the Board of Directors of the Company (the "Board") desires to employ the Executive and the Executive desires to furnish services to the Company on the terms and conditions hereinafter set forth; and

     WHEREAS, the parties desire to enter into this agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereto, intending to be bound hereby, do hereby agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

     2. TERM. The period of employment of the Executive by the Company hereunder (the "Employment Period") shall commence on the effective date of the Merger (the "Effective Date") and shall end on the third anniversary of the Effective Date unless sooner terminated in the event that the Executive's employment is terminated without breach of this Agreement as provided in
Section 7 hereof.

     3. POSITION AND DUTIES. During the Employment Period, the Executive shall serve as Vice Chairman of the Company and shall be a member of the office of the Chairman. The Executive shall have operating responsibility for (i) the Eastern Territory (consisting of New Jersey and Philadelphia) and Eastern Territory Presidents, (ii) all retail banking operations of the Company, and
(iii) such further responsibilities and authority as may from time to time be assigned to the Executive by the Chairman of the Board, provided that such responsibilities and authority are consistent with the Executive's position as Vice Chairman of the Company. The Executive shall report directly to the Chairman of the Board of the Company. The Executive agrees to devote substantially all of his working time and efforts to the performance of his duties for the Company.

     4. PLACE OF PERFORMANCE. In connection with the Executive's employment by the Company, the Executive shall be based at the offices of the Eastern Territory of the Company located in New Jersey, except for reasonably required travel on the Company's business.

     5.  COMPENSATION AND RELATED MATTERS.

      (a) BASE SALARY. As compensation for the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive a base salary at the rate of $650,000 or more per annum ("Base Salary"). Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices, but no less frequent than monthly. Base Salary may be increased from time to time in accordance with the normal business practices of the Company and, if so increased, shall not thereafter during the Employment Period be decreased.

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      (b)  BONUSES. During the Employment Period, the Executive shall be eligible to receive such annual bonus (the "Annual Bonus") as may be provided in accordance with subsection (d) of this Section 5; provided, however, that the Executive's Annual Bonus for the fiscal year ending in 1996 shall be not less than 100% of the Executive's Base Salary for such year. The Annual Bonus shall be paid at such time and in such form as is set forth in the Company's applicable incentive plan (the "Incentive Plan").

      (c) EXPENSES. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while traveling on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

      (d) OTHER BENEFITS. The Executive shall be entitled to participate in all of the employee benefit plans and arrangements currently maintained by the Company and shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees (in the case of both current and future plans, including without limitation each incentive plan, pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan), in accordance with the terms, conditions and overall administration of such plans and arrangements; provided, however, that in the case of both current and future plans, benefits shall be provided to the Executive on a basis no less favorable than the basis on which such benefits are provided to any other member of the Office of the Chairman (other than the Chairman of the Board). Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to subsection (a) of this Section 5.

      (e) VACATION. The Executive shall be entitled to the number of paid vacation days and holidays in each calendar year determined by the Company from time to time for its senior executive officers.

      (f) SERVICES FURNISHED. During the Employment Period, the Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

     6. OFFICES. Subject to Sections 3 and 4 hereof, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any of its subsidiaries, and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of the Company or any of its subsidiaries, or any such executive position, as the case may be.

     7. TERMINATION. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the circumstances set forth in the following subsections (a), (b), (c) and (d):

      (a) DEATH. The Executive's employment hereunder shall terminate upon his death.

      (b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 8 hereof) is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder for "Disability."

      (c) CAUSE. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder only upon the occurrence of any of the following events:

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
        (i) the willful and continuing failure by the Executive to substantially perform his duties hereunder (other than any such failures resulting from the Executive's incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by the Executive for Good Reason) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; or

        (ii) the willful misconduct by the Executive (including, but not limited to, breach by the Executive of the provisions of Section 11(a) hereof) that is demonstrably and materially injurious to the Company or its subsidiaries, whether monetarily or otherwise; or

        (iii) the order of a federal bank regulatory agency or a court of competent jurisdiction requiring the Executive's termination.

        Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board of Directors of the Company at a meeting of such board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before such board), finding that in the good faith opinion of such board, the Executive was guilty of the conduct set forth in this Section 7(c) and specifying the particulars thereof in detail. For purposes of this
   Section 7(c), no act or failure to act on the Executive's part shall be considered "willful" unless done or failed to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

      (d) GOOD REASON. The termination of his employment by the Executive during the Employment Period hereunder for any reason other than death or Disability shall constitute a termination for "Good Reason."

     8.  TERMINATION PROCEDURE.

      (a) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      (b) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated for Disability (pursuant to Section 7(b) hereof), thirty (30) days after Notice of Termination (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (iii) if the Executive's employment is terminated for Cause (pursuant to Section 7(c) hereof), the date specified in the Notice of Termination; and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination; provided, however, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and further provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

      (c) COMPENSATION DURING DISPUTE. If a purported termination occurs during the Employment Period, and such termination is disputed in accordance with subsection (b) of this Section 8, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, determined in accordance with subsection (b) of this Section B. Amounts paid under this Section 8(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     9.  COMPENSATION UPON TERMINATION OR DURING DISABILITY.

      (a) DISABILITY; DEATH. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his full Base Salary at the rate in effect at the beginning of such period, until his employment is terminated pursuant to Section 7(b) hereof. Subsequent to the termination of the Executive's employment pursuant to Section 7(b) hereof, or in the event the Executive's employment is terminated by reason of his death, the Company shall have no further obligations to the Executive under this Agreement and the Executive's benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

      (b) BY EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE. If during the Employment Period the Executive's employment is terminated by the Executive for Good Reason or by the Company other than for Cause, then --

        (i) the Company shall pay the Executive his full Base Salary through the Date of Termination at the highest annual rate in effect during the 12 months immediately preceding the time Notice of Termination is given;

        (ii) in addition to any payments due the Executive pursuant to Section 5 hereof through the Date of Termination and in lieu of any further such payments to the Executive for any periods subsequent to the Date of Termination, the Company shall pay to the Executive a lump sum amount, in cash, equal to 2.99 times his "base amount," as defined in section 28OG of the Internal Revenue Code of 1986, as amended (the "Code"), as determined in accordance with temporary, proposed or final regulations, if any, promulgated under section 28OG of the Code, provided that increases in the Executive's "base amount" attributable to the exercise or settlement of stock options shall, if applicable, be disregarded for purposes of determining the amount described in this Section 9(b)(ii) (the "Severance Payment");

        (iii) for the remaining stated period of this Agreement after the Date of Termination, the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by the Executive pursuant to this Section 9(b)(iii) shall be reduced to the extent comparable benefits are actually received by the Executive during the period from the Date of Termination until the expiration of the stated term of the Agreement, and any such benefits actually received by the Executive shall be reported to the Company. If the benefits provided to the Executive under this Section 9(b)(iii) shall result in a decrease, pursuant to subsection
   (iv) of this Section 9(b), in the Severance Payment and such benefits are thereafter reduced pursuant to the immediately preceding sentence, the Company shall, at the time of such reduction, pay to the Executive the lesser of (a) the amount of such decrease in the Severance Payment (with interest at the rate provided in section 1274(b)(2)(B) of the Code from the Date of Termination) or (b) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of section 28OG of the Code;

        (iv) the Severance Payment shall be reduced by the amount of any other payment or the value of any benefit received or to be received by the Executive that, in the opinion of tax counsel ("Tax Counsel") selected by the Executive and acceptable to the Company's independent auditors, is likely to constitute a "parachute payment" under section 28OG(b)(2) of the Code (whether pursuant to the terms of this Agreement or any other plan, agreement or arrangement with the Company or any subsidiary, any person whose actions result in a change of control, or any person affiliated with the Company or such person) unless (A) the Executive shall have effectively waived his receipt or enjoyment of such payment or benefit prior to the date of payment of the Severance Payment, (B) or in the opinion of Tax Counsel, the Severance Payment (in its full amount or as partially reduced under this Section 9(b)(iv), as the case may be) plus all other payments or benefits that constitute "parachute payments" within the meaning of section 280(b)(2) of the Code are likely to be reasonable compensation for services actually rendered, within the meaning of section 28OG(b)(4) of the Code or are otherwise not likely to be subject to disallowance as a deduction by reason of section 28OG of the Code. The value of any noncash benefit or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of section 28OG(d)(3) and (4) of the Code;

        (v) except to the extent that such payments and benefits would result (or, if paid after the Severance Payment, would have resulted), under subsection (iv) of this Section 9(b), in a reduction in the Severance Payment, (A) notwithstanding any provision of any Incentive Plan, the Company shall pay to the Executive a lump sum amount equal to the sum of (1) any incentive compensation which has been allocated or awarded to the Executive for a year or other measuring period preceding the Date of Termination but which has not yet been paid, and (2) a pro rata portion of the aggregate value of all contingent cash incentive compensation awards to the Executive for all uncompleted periods under an Incentive Plan calculated as to each such award by multiplying the maximum amount established for the Executive for such award under such Incentive Plan by a fraction the numerator of which is the number of months of the measuring period for such award elapsed prior to the Date of Termination and the denominator of which is the number of months in the measuring period; (B) with respect to shares of common stock of the Company that represent an unvested award of common stock of the Company for the benefit of the Executive under an Incentive Plan at the Date of Termination, the Executive shall receive from the Company with respect to each such unvested award the number of shares of common stock of the Company subject to such unvested award multiplied by a fraction the numerator of which is the number of months from the date of grant of such award until the Date of Termination and the denominator of which is the number of months from the date of grant of such award to the date of vesting of such award; and (C) in addition to the retirement benefits to which the Executive is entitled under all defined benefit plans in which the Executive is a participant on the Date of Termination (the "Retirement Plans"), the Company shall pay the Executive in one lump sum in cash an amount equal to the actuarial equivalent of the excess of (a) over
   (b), where (a) equals the aggregate retirement pension (determined as a straight life annuity) to which the Executive would have been entitled under the terms of the Retirement Plans, beginning at normal retirement age under the Plan (without regard to any amendment to the Retirement Plans made subsequent to the date of this Agreement, which amendment adversely affects in any manner the computation of the retirement benefits under the Retirement Plans, other than those amendments required by law to continue any qualification of the Retirement Plans), determined as if the Executive were fully vested thereunder and had accumulated (after any termination pursuant to Section 7 hereof) an additional period of service thereunder equal to the remaining term of this Agreement at the Executive's highest rate of earnings used in computing his retirement benefits under the Retirement Plans during the 12 months immediately preceding the Date of Termination; and where (b) equals the aggregate retirement pension (determined as a straight life annuity) to which the Executive is entitled pursuant to the provisions of the Retirement Plans, beginning at normal retirement age under the Plan; and for purposes of this provision, "actuarial equivalent" shall be determined using the same and assumptions utilized under the Midlantic Retirement Plan as of the date of this Agreement; and

        (vi) the Company shall also pay to the Executive all legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, reasonably incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

      (c) BY COMPANY FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall pay the Executive his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination, and the Company shall have no additional obligations to the Executive under this Agreement except as set forth in subsection (d) of this Section 9.

      (d) COMPENSATION PLANS. Following any termination of the Executive's employment, the Company shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due.

      (e) TIME OF PAYMENTS. The lump sum payments provided for in Sections 9(b)(ii) and (v) hereof shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

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
     10. MITIGATION. The Executive shall not be required to mitigate the amount of any payment or benefit provided for the Executive hereunder by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for the Executive hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or the Company, or otherwise, except as is specifically provided in
Section 9(b)(iii) hereof.

     11. CONFIDENTIAL INFORMATION; NONCOMPETITION REQUIREMENT.

         (a) CONFIDENTIAL INFORMATION. During the period of his employment hereunder, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or one of its subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, any material confidential information obtained by him while in the employ of the Company or any of its subsidiaries with respect to any of the Company's or any of its subsidiary's products, customers, methods or future plans the disclosure of which he knows will be materially damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. For the period ending two years following the termination of employment hereunder, the Executive shall not disclose any confidential information of the type described above. The foregoing provisions of this
Section 11(a) shall be binding upon the Executive's heirs, successors and legal representatives.

         (b) NONCOMPETITION REQUIREMENT. For a period of two (2) years following a termination of the Executive's employment (other than a termination of the Executive's employment by the Executive following a breach of this Agreement by the Company), the Executive agrees that, without the prior written consent of the Company, he shall not be connected as an officer, employee, partner, director or otherwise with any commercial bank or affiliate thereof that accepts deposits in the State of New Jersey or in Philadelphia, Montgomery, Delaware, Chester or Bucks counties, Pennsylvania (the "Restricted Region") if the Executive's responsibilities will relate directly and primarily to the conduct of business within the Restricted
Region: provided, however, Section 11(b) shall not preclude the Executive from being an executive officer or a director of a commercial bank or affiliate thereof to whom other persons with such direct and primary responsibility shall report as long as the principal operations of such commercial bank or affiliate are not located in the Restricted Region.

     12. SUCCESSORS; BINDING AGREEMENT.

         (a) COMPANY'S SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason (whether or not he does terminate his employment), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) THE EXECUTIVE'S SUCCESSORS. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

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
    13. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:

     Garry J. Scheuring
     2 Woodmere Drive
     Summit, New Jersey  07901

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     If to the Company:

     PNC Bank Corp.
     One PNC Plaza
     Pittsburgh, Pennsylvania  15265

     Attention: Executive  Vice  President--Finance and Administration

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     14. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company, as may be specifically designated by its Board of Directors or its compensation committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles. All references to sections of the Securities Exchange Act of 1934, as amended, or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 9 hereof shall survive the expiration of the term of this Agreement. The compensation and benefits payable to the Executive under this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company.

     15. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     17. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. Without limiting the generality of the foregoing, this Agreement supersedes and replaces the Employment Agreement dated as of April 23, 1991 between Midlantic Corporation and the Executive.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

               PNC BANK CORP.

               By:  /s/ WALTER E. GREGG
                  ---------------------------
               Name:    Walter E. Gregg
               Title:   Executive Vice President


                    /s/ GARRY J. SCHEURING
                  ---------------------------
                   Garry J. Scheuring


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